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As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTRAWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	68-0389976 (I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, CA 94563
(925) 253-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John J. Moss, Esq.
25 Orinda Way
Orinda, California 94563
(925) 253-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam R. Dolinko, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock $0.0001 par value	4,000,000 shares	$2.02	$8,080,000	$653.67

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $2.02, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq SmallCap Market on October 23, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed. Securities may not be sold pursuant to this Prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2003

INTRAWARE, INC.
4,000,000 Shares
Common Stock

        This Prospectus relates to 4,000,000 shares of our common stock which may be sold from time to time by the selling securityholders identified in this Prospectus. The 4,000,000 shares of our common stock offered by this Prospectus were issued in a private placement in September 2003. While we received $6.2 million in cash for issuance of the shares, we will not receive any proceeds from the sale of the shares offered by this Prospectus.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "ITRA". On October 17, 2003, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $2.27 per share.

        Investment in the securities involves risks. See "Risk Factors" beginning on page 2 of this Prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                        , 2003.

        You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The Company

        We are a leading provider of global electronic software delivery and management (ESDM) solutions. Our ESDM solutions help software publishers reduce operational and support costs, increase customer satisfaction and retention, accelerate and strengthen software revenue recognition processes, and comply with U.S. export regulations. We also offer complementary products and services, including enterprise software sales and marketing, and electronic license management.

        We were incorporated in Delaware on August 14, 1996. Our corporate offices are located at 25 Orinda Way, Orinda, California, 94563. Our telephone number at that location is (925) 253-4500.

        On September 9, 2003, we issued 4,000,000 shares of our common stock at a price per share of $1.55 per share in a private placement to investment funds and accounts managed by Apex Capital, LLC. This registration statement covers the resale of the common stock issued in that private placement.

Risk Factors

        You should carefully consider the risks described below before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing Intraware. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of our common stock could decline, and you may lose part or all of your investment.

We have a history of losses, we expect future losses and we may not ever become profitable.

        We have not achieved profitability, may incur net losses through our fiscal year ending February 29, 2004, and may not ever become profitable in the future. We incurred net losses of $1.0 million for the quarter ended August 31, 2003, $1.9 million for the six months ended August 31, 2003, $9.7 million for the fiscal year ended February 28, 2003, $37.4 million for the fiscal year ended February 28, 2002, and $68.4 million for the fiscal year ended February 28, 2001. As of August 31, 2003, we had an accumulated deficit of approximately $154 million. We will need to generate significant additional revenues and/or reduce operating costs to achieve profitability. We have a limited operating history that makes it difficult to forecast our future operating results. We cannot be certain we will achieve sufficient revenues or gross profits in future quarters to achieve profitability.

We expect to have negative cash flow from operations for fiscal year 2004 and may not have sufficient cash to fund our operations for the period required to achieve profitability.

        Our Annual Report on Form 10-K, and Amendment One thereto on Form 10-K/A, for our fiscal year ended February 28, 2003, contain a disclosure expressing substantial doubt regarding our ability to continue as a going concern as a result of our recurring losses and negative cash flows from operations. We continue to experience recurring losses and negative cash flows from operations, and there is no assurance that we will succeed in generating sufficient revenue to enable us to continue operations over the longer term. As of August 31, 2003, we had approximately $5.3 million in cash and cash equivalents and working capital of approximately $1.8 million. In September 2003, we raised $6.2 million in new capital. Although this financing increases the likelihood that we will have sufficient cash to fund our operations for the period required to achieve profitability, we still cannot guarantee that we will be able to achieve the revenue and gross margin objectives necessary to achieve and maintain positive cash flow or profitability without obtaining additional financing. Such financing may not be available on reasonable terms, and if available, such additional financing may dilute current stockholders. If such financing is required and we cannot obtain it, we will have to substantially curtail or discontinue operations.

General economic uncertainty in the enterprise software sector may affect our financial results.

        We market our SubscribeNet service primarily to enterprise software companies, and many enterprise software companies have reduced capital expenditures over the past three years. While we believe most enterprise software companies that adopt our SubscribeNet service can achieve significant savings over the longer term by converting from physical software delivery to our SubscribeNet electronic software delivery service, in the shorter term such a conversion requires expenditures. Ongoing uncertainty regarding the prospects for growth in the enterprise software sector, as well as an incipient trend of mergers and acquisitions in that sector, may make enterprise software companies reluctant to increase capital spending in the near term. We have recently noticed that potential customers have increasingly delayed their decisions whether to purchase the SubscribeNet service. These delays have affected and will likely continue to affect our revenues and cash flows in the current fiscal year.

Revenues to us under our Sun ONE software resale arrangement with Software Spectrum are likely to decline, and any termination of our relationship with Software Spectrum would have a substantial adverse effect on our business.

        Under our Sales Alliance Agreement with Software Spectrum dated June 28, 2001, we have transitioned to Software Spectrum our reseller relationship with Sun Microsystems, Inc. for Sun ONE products. Software Spectrum shares with us a portion of its gross profit from resales of Sun ONE software licenses and maintenance, and reimburses us for a substantial portion of our cost of maintaining a team dedicated to sales of Sun ONE software licenses and maintenance. This contract accounted for substantially all of our alliance and reimbursement revenues, a significant portion of our online services and technology revenues, and more than 10% of our total revenues in our 2003 fiscal year. However, revenues to us under this contract are likely to decrease, as sales and market share of Sun ONE software generally decline. In addition, the term of this agreement will expire in June 2004 and is renewable for subsequent one-year terms. It is possible that Software Spectrum will choose not to renew this agreement at any of those points. It is also possible that Sun Microsystems will choose to stop permitting Software Spectrum to resell Sun ONE software. Any non-renewal of our agreement with Software Spectrum, or termination of Software Spectrum's rights to resell Sun ONE software, would likely have a material adverse effect on us.

Our planned growth in revenues is dependent in part on expected revenues from untested products and services.

        Our planned growth in revenues and contract value, and our planned improvement in net loss per share, in fiscal year 2004 assume that a significant portion of our fiscal year 2004 revenue will be derived from products and services we have not yet sold, and that in some cases we have not yet released. For example, our planned revenue growth assumes significant sales of software license management and digital rights management applications that we plan to resell; of a solution that enables customers to order on-demand printing of third-party software documentation through the SubscribeNet service; and of business process and related systems integration consulting services. We have not made any significant sales of these products or services yet, and some of them are not ready for sale. Our failure to derive significant revenues from these new products and services in our 2004 fiscal year could have a material adverse effect on us.

The loss of one or more of our key customers or resellers could adversely affect our revenues.

        A substantial amount of revenue from our SubscribeNet service comes from a relatively small number of customers. These include Software Spectrum, to whom we provide the SubscribeNet service for electronic delivery of the Sun software that we jointly resell; Zomax Incorporated, with whom we have an agreement for resale of the SubscribeNet service; and other companies whose software we distribute electronically. If one or more of these companies were to stop using our services or products, our operating results could be adversely affected. Our contractual relationships with most of these customers are subject to renewal or cancellation annually. As a result, we cannot assure you that any of our customers will renew their contracts with us in any given year. On August 29, 2003, we amended our strategic alliance agreement with Zomax to allow Zomax to terminate the agreement as of August 12, 2004, or as of any date thereafter, with or without cause, by delivery of 30 days prior written notice.

Our industry is highly competitive and we cannot assure you that we will be able to effectively compete.

        The market for selling online services and software is highly competitive. We expect competition to intensify as current competitors expand and improve their service offerings, new competitors enter the market, and the business market for information technology services continues to exhibit softness. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect us.

        Our competitors include a number of companies offering electronic software delivery and management solutions. We expect additional competition from other established and emerging companies as well as from potential customers who choose to develop in house alternatives to our SubscribeNet service. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on us. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers. Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect competition to increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

If Nasdaq determines that we have failed to meet its SmallCap Market listing requirements, our common stock may be delisted.

        Effective May 30, 2002, our common stock listing moved from the Nasdaq National Market to the Nasdaq SmallCap Market. Nasdaq has requirements a company must meet in order to remain listed on the Nasdaq SmallCap Market. One requirement is that the bid price of a company's stock remain at $1.00 or above. The bid price of our common stock fell and remained below $1.00 on several occasions during fiscal year 2003 and on a number of occasions during the first quarter of fiscal year 2004. If the bid price of our common stock remains below $1.00 for an extended period, our grace period for regaining compliance with the minimum bid price requirement may be limited to 6 months because we may be unable to meet the requirements for extension of that grace period. If as a result of the application of any of Nasdaq's listing requirements, our common stock were delisted from the Nasdaq SmallCap Market, our stock would become harder to buy and sell. Further, our stock could be subject to what are known as the "penny stock" rules, which place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to resell your shares of our common stock could be adversely affected.

Our quarterly financial results are subject to significant fluctuations because of many factors and any of these could adversely affect our stock price.

        Our operating results have fallen below the expectations of public market analysts and investors in the past. It is likely that in future quarters our operating results will again be below the expectations of public market analysts and investors and as a result, the price of our common stock may fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of factors, including:

  •
  potential cancellations of SubscribeNet contracts due to development of in-house electronic software download systems by our customers;

  •
  potential weakening of demand for our SubscribeNet services and Sun ONE products we sell jointly with Software Spectrum;

  •
  unwillingness of potential customers to purchase our services due to concerns about our financial strength;

  •
  the timing of sales of our services;

  •
  potential additional cost cutting in our Sales and Marketing, Product Development and support areas;

  •
  potential loss of strategic relationships with major customers and resellers;

  •
  potential delays in introducing our products and services according to planned release schedules;

  •
  changes in our pricing policies;

  •
  reluctance among software companies to accept or outsource electronic delivery of their software;

  •
  potential technical difficulties, system failures or Internet downtime;

  •
  potential changes in the regulatory environment;

  •
  our ability to upgrade and develop our information technology systems and infrastructure;

  •
  costs related to acquisitions of technology or businesses; and

  •
  general economic conditions, as well as those specific to the software, Internet and related industries.

        In addition, our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future gross profits and are relatively fixed in the short term. If gross profits fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

We are dependent on market acceptance of electronic software delivery, which could be hindered by many factors, including virus transmissions.

        Our future success will depend in large part on broadened acceptance by information technology professionals of electronic software delivery as a method of receiving business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of distributing software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

  •
  the potential for state and local authorities to levy taxes on Internet transactions;

  •
  the cost of maintaining sufficient network bandwidth to enable purchasers to rapidly download software;

  •
  the limited number of software packages available for electronic software delivery as compared to those available through traditional delivery methods;

  •
  customer unfamiliarity with and resistance to the process of downloading software; and

  •
  customer concerns about transaction security.

        The proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

        Our SubscribeNet service enables our customers to upload their software products directly onto our systems for downloading by their end-users. Our systems automatically scan our customers' software products for known computer viruses on an ongoing basis while they are on our systems.

However, it is possible that, in spite of those periodic virus scans, our system could transmit a virus to one or more end-users. Any such virus transmission could result in disputes and litigation and could adversely affect our business.

Increased security risks of online commerce may deter future use of our services.

        Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of our SubscribeNet service. If we fail to prevent security breaches, our business and results of operations could be harmed. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments could result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the Web to conduct transactions involving transmission of confidential information or download of sensitive materials.

Our executive officers and key personnel are critical to our business and these officers and key personnel may not remain with us in the future.

        Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or key employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

        We electronically deliver third-party software to end-users. This activity creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with software companies. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials.

        Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties. In addition, we may be involved in litigation involving the software of third party vendors that we have electronically distributed in the past. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

        We take steps to verify that end-users who download third-party software through our SubscribeNet service are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, the owners of copyrights in that third-party software. Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We are aware that certain other companies are using or may have plans to use the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

Our market is subject to rapid technological change and our future success will depend on our ability to meet the changing needs of our industry.

        Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

Additional government regulations may harm demand for our services and increase our costs of doing business.

        Our business has benefited from the tax laws of states in which purchases of software licenses are not taxable if the software is received only electronically. Some states currently experiencing revenue shortfalls are considering whether to change their laws to broaden the taxability of transactions executed over the Internet. Any new imposition of taxes on sales of software licenses, where the software is received electronically, could substantially harm demand for our services and thereby materially adversely affect our business, operating results and financial condition.

        In delivering third-party software through our SubscribeNet service, we must comply with U.S. export controls on software generally and encryption technology in particular. Changes in these laws could require us to implement costly changes to our automated export compliance processes.

        The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data. We must, at a minimum, comply with the data privacy "safe harbor" agreed upon by the European Union and the U.S. Commerce Department, as well as any other regulations adopted by other countries where we may do business.

        The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

Information Regarding Forward-Looking Statements

        In addition to the other information contained in this Prospectus, you should carefully consider the risk factors disclosed in this Prospectus in evaluating whether to buy our common stock. This Prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934 (the "1934 Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of revenues, cash flows, earnings or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements about future economic conditions or performance, and any statement about assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this Prospectus and in the incorporated documents are reasonable, we cannot assure you that those expectations or any of the forward-looking statements will prove to be correct. Actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date of this document, and we assume no obligation to update any forward-looking statement or reason why actual results might differ.

Use of Proceeds

        We will not receive any proceeds from the sale by the selling securityholders of the common stock offered by this Prospectus.

Selling Securityholders

        We are registering the shares of common stock being offered by the selling securityholders so that they may offer the shares for resale from time to time. As of October 17, 2003, the selling securityholders collectively owned approximately 9% of our outstanding common stock.

        The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by the selling securityholders. The second column lists the number of shares of common stock beneficially owned by each selling securityholder prior to the offering. The third column lists the number of shares of common stock that each selling securityholder may sell in the offering. The fourth column lists the percentage of our outstanding common stock that each selling securityholder will own after the offering, assuming the selling securityholder sells of all of the shares offered by it under this Prospectus. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Security Holder	Common Shares Beneficially Owned Prior to Offering	Common Stock That May Be Sold in The Offering	% of Common Stock Beneficially Owned After Sale
Barclays Global Investors Ltd	105,000	105,000	0
Peter W. Branagh and Ramona Y. Branagh, Trustees of the Branagh Revocable Trust	20,000	10,000	*
Sanford J. Colen and Jean N. Colen, Trustees of the Colen Trust dated June 20, 2001	70,000	70,000	0
Charles H. Finnie	70,000	70,000	0
Adam Fiore	10,000	10,000	0
Guggenheim Portfolio Company XIII	190,000	190,000	0
Permal U.S. Opportunities Limited	1,610,000	700,000	1.6
Pollat, Evans & Co.	20,000	10,000	*
Mitchell and Daren Berkett Tuchman, Trustees of the Penny Trust UTD 4/5/99	70,000	70,000	0
Zaxis Equity Neutral, LP	300,000	300,000	0
Zaxis Institutional Offshore	150,000	65,000	*
Zaxis Institutional Partners, LP	495,000	215,000	*
Zaxis Offshore Limited	1,900,000	1,900,000	0
Zaxis Partners, LP	640,000	285,000	*

*
Less than one percent.

Plan of Distribution

        We are registering the shares of common stock covered by this Prospectus to permit the resale of the shares of common stock from time to time after the date of this Prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  (1)
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

  (2)
  in the over-the-counter market,

  (3)
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

  (4)
  through the writing of options, whether such options are listed on an options exchange or otherwise, or

  (5)
  through the settlement of short sales.

        If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this Prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this Prospectus is delivered in connection with the short sale. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this Prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to provide information regarding pledges, donees, transferees or other successors.

        The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, setting forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Any shares of common stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this Prospectus forms a part.

        The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $78,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this Prospectus, we will indemnify the selling securityholders against liabilities, including some liabilities under the 1933 Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the 1933 Act that may arise from any written information furnished to us by the selling securityholders for use in this Prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

        Once sold under the shelf registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

        The validity of the issuance of the shares of common stock being offered by this Prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Experts

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended by Amendment One thereto on Form 10-K/A, for the year ended February 28, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Intraware, Inc.'s ability to continue as a going concern as described in Note 1 to the "Notes to Consolidated Financial Statements") of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). In accordance with the 1934 Act, Intraware files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Intraware may be viewed by accessing the SEC's EDGAR website at www.sec.gov or through Intraware's website at www.intraware.com. Intraware's filings with the SEC may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Intraware's common stock is listed on The Nasdaq Stock Market's SmallCap Market System and such reports, proxy statements and other information concerning Intraware may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20016-1506.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act until this offering is complete:

  •
  Our Current Report on Form 8-K dated September 9, 2003, as filed with the SEC on September 12, 2003 (File No. 000-25249);

  •
  Our Quarterly Report on Form 10-Q for our fiscal quarter ended August 31, 2003, as filed with the SEC on October 15, 2003 (File No. 000-25249);

  •
  Our Quarterly Report on Form 10-Q for our fiscal quarter ended May 31, 2003, as filed with the SEC on July 15, 2003 (File No. 000-25249);

  •
  Our Annual Report on Form 10-K filed with the SEC on May 1, 2003, as amended by Amendment One thereto on Form 10-K/A filed with the SEC on May 2, 2003, for the fiscal year ended February 28, 2003 (File No. 000-25249);

  •
  Amendment One, as filed with the SEC on June 12, 2003 (File No. 000-25249), to our Quarterly Report on Form 10-Q for our fiscal quarter ended May 31, 2002;

  •
  Amendment One, as filed with the SEC on June 12, 2003 (File No. 000-25249), to our Annual Report on Form 10-K for our fiscal year ended February 28, 2002;

  •
  Amendment One, as filed with the SEC on June 12, 2003 (File No. 000-25249), to our Quarterly Report on Form 10-Q for our fiscal quarter ended August 31, 2001; and

  •
  The description of our common stock which is contained in our Registration Statement on Form 8-A filed with the Commission on January 8, 1999, pursuant to Section 12 of the 1934 Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating any such description.

        You may also request a copy of these filings, at no cost by writing or telephoning us at the following address:

    Intraware, Inc.
    General Counsel
    25 Orinda Way
    Orinda, California 94563
    (925) 253-4500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses paid and payable by Intraware in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Miscellaneous fees and expenses.

Amount
SEC registration fees	$654
Legal fees and expenses	$35,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$22,000

Total	$77,654

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors.

ITEM 16. EXHIBITS

Exhibit Number
4.1	*	Form of Registration Rights Agreement, dated September 9, 2003, by and among Intraware, Inc. and the investors named therein.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being registered.
10.1	*	Form of Common Stock Purchase Agreement, dated September 9, 2003, by and among Intraware, Inc. and the investors named therein.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Attorneys (see Exhibit 5.1).
24.1		Power of Attorney (see Signature page).

*
Incorporated by reference to Intraware's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 12, 2003.

ITEM 17. UNDERTAKINGS

        (a)   We undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   We undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c)   We undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orinda, State of California on October 24, 2003.

INTRAWARE, INC.
By:	/s/ Peter H. Jackson Peter H. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter H. Jackson and John J. Moss, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter H. Jackson Peter H. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2003
/s/ Wendy A. Nieto Wendy A. Nieto	Chief Financial Officer and Senior Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	October 24, 2003
/s/ Mark B. Hoffman Mark B. Hoffman	Chairman of the Board of Directors	October 24, 2003
/s/ Brendan A. McLoughlin Brendan A. McLoughlin	Director	October 24, 2003
/s/ Peter F. Pervere Peter F. Pervere	Director	October 24, 2003

EXHIBIT INDEX

Exhibit Number
4.1	*	Form of Registration Rights Agreement, dated September 9, 2003, by and among Intraware, Inc. and the investors named therein.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being registered.
10.1	*	Form of Common Stock Purchase Agreement, dated September 9, 2003, by and among Intraware, Inc. and the investors named therein.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Attorneys (see Exhibit 5.1).
24.1		Power of Attorney (see Signature page).

*
Incorporated by reference to Intraware's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 12, 2003.

QuickLinks

TABLE OF CONTENTS
The Company
Risk Factors
Information Regarding Forward-Looking Statements
Use of Proceeds
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX